Exhibit 99.1

News Release

Torchmark Corporation	• 3700 S. Stonebridge Drive	• McKinney, Texas 75070
Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

THIRD QUARTER 2006 RESULTS

McKinney, TX, October 18, 2006—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2006, net income was $1.28 per share ($129 million) compared with $1.14 per share ($119 million) for the year-ago quarter. Net operating income before option expense for the quarter was $1.27 per share ($127 million), a 9% per share increase compared with $1.16 per share ($122 million) for the year-ago quarter. Net operating income including option expense was $1.26 per share ($126 million).

Reconciliations between net income and net operating income are shown in the Financial Summary below.

HIGHLIGHTS:

•	Health net sales for the quarter, excluding Part D, were up 23% to $60 million, compared with the year-ago quarter. The UA Branch Office led the growth with net sales of $41 million, up 61%, and its producing agent count grew 60% compared with the year-ago quarter. The growth came primarily from the sale of limited benefit supplemental products.

•	Life net sales grew 1% compared with the year-ago quarter, the first quarter since the second quarter 2004 that has had positive net sales growth. Direct Response net sales grew 9% and American Income’s grew 6%.

•	Actual Medicare Part D benefit costs continued to be lower than expected during the third quarter indicating that the underwriting margin will likely be higher for the year than earlier projected, and as a result, the expected benefit loss ratio was lowered for this quarter.

•	Yields on investments acquired during the quarter were greater than the yield on the entire fixed maturity portfolio for the first time since the first quarter 2003.

FINANCIAL SUMMARY:

Net operating income, a non-GAAP financial measure, is the measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the sum of the after-tax profit and loss for each of the operating segments. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended September 30,			Quarter Ended September 30,
	2006	2005	% Chg.	2006	2005	% Chg.
Insurance underwriting income*	$1.16	$1.03	13	$116.4	$107.4	8
Excess investment income*	.80	.77	4	80.0	80.5	(1)
Parent company expense	(.02)	(.02)		(1.7)	(2.3)
Income tax	(.67)	(.61)	10	(67.2)	(63.7)	5

Net operating income before stock option expense	$1.27	$1.16	9	$127.4	$121.9	5
Stock option expense, net of tax	(.01)	—		(1.0)	—
Net operating income	$1.26	$1.16	9	$126.5	$121.9	4
Reconciling items, net of tax:
Realized gains (losses)
Investments	(.05)	.01		(4.9)	0.8
Valuation of interest rate swaps	—	(.04)		—	(3.7)
Part D annualization adjustment	.02	—		2.2	—
Tax settlements, net of tax	.05	—		4.8	—

Net income	$1.28	$1.14		$128.5	$119.0

Weighted average diluted shares outstanding (000)	100,103	104,704

*	See definitions in the discussions below and in the Torchmark 2005 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the third quarter 2006 with third quarter 2005:

Insurance Underwriting Income

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company markets and administers variable and fixed annuities.

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

Insurance underwriting results are summarized in the following table:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Sept. 30, 2006	% of Premium	Quarter Ended Sept. 30, 2005	% of Premium	% Change
Insurance underwriting margins:
Life	$97.0	25	$95.2	26	2
Health	44.2	17	44.4	18	—
Health – Medicare Part D	8.5	13	—
Annuity	3.1		3.4

	152.9		143.0
Other income	1.0		0.6
Administrative expenses	(37.5)		(36.2)		4

Insurance underwriting income	$116.4		$107.4		8
Per share	$1.16		$1.03		13

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounted for 63% of the Company’s insurance underwriting margin for the quarter and 54% of total premium revenue. In addition, the investments supporting the reserves for life policies generate most of the excess investment income that is included in the investment segment.

Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, LNL Agency, and the Military Agency (an independent agency). Total premium, life insurance margins, first-year collected premium and net sales by distribution channel are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Premium revenue from life insurance increased 4% to $382 million. Direct Response life premium grew 10% to $114 million and American Income grew 8% to $103 million. LNL Agency life premium was $75 million, the same as the year-ago quarter. Life premium at the Military Agency increased 2% to $51 million.

Life insurance underwriting margin was $97 million, up 2%, and was 25% of premium revenue, down from 26% in the year-ago quarter and second quarter 2006. The decline resulted primarily from an adjustment to the Direct Response policy obligations that is not expected to recur and in commission and acquisition expense at American Income due to the expensing of agency computer software. American Income was the leading contributor to life underwriting margin with $31 million, up 3%, followed by Direct Response with $25 million, down 5%. Underwriting margin as a percentage of premium for American Income was 30%, and 22% for Direct Response. LNL Agency’s underwriting margin was $20 million, up 1%. The Military Agency’s underwriting margin was $12 million, a 15% increase.

Life insurance first year premiums were $52 million, a 4% decline. First year premium is a statistical measure of the premium collected on policies in their first year and is considered by Torchmark as an indicator of the rate of future premium growth. Direct Response had a 4% increase to $19 million. American Income’s $18 million was a 1% decline. LNL Agency’s $8 million was a 5% decline and Military had first year premiums of $3 million, a decline of 35%.

Life insurance net sales of $66 million were up 1% for the quarter. Net sales are annualized premium issued, net of cancellations in the first 30 days after issue, except at Direct Response where net sales are annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Direct Response’s net sales were $28 million, a 9% increase. American Income was up 6% to $22 million. American Income’s producing agents count grew 6% during the quarter to 2,448, and was up 14% from the year-ago quarter. Net sales at LNL Agency declined 14% to $10 million. LNL’s producing agents grew 4% to 1,671 during the quarter, the first increase in producing agents since the second quarter 2005. Net sales at Military were down 31% to $3 million.

Health Insurance

Health insurance, excluding Medicare Part D which is discussed below as a separate health product line, accounted for 29% of Torchmark’s insurance underwriting margin for the quarter and 36% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. Medicare Part D accounted for 6% of insurance underwriting margin and 9% of total premium revenue. The predominant supplemental health products the Company markets are limited benefit plans including hospital/surgical, dread disease and accident policies all sold to applicants under-age 65. The Company also offers a Medicare Part D prescription drug plan and Medicare supplements, both sold primarily to applicants over-age 65. UA Independent Agency and UA Branch Office Agency are the leading writers of Torchmark’s health insurance.

Premium revenue from health insurance, excluding Medicare Part D, was $254 million, up 2%. Health premium at UA Branch Office Agency grew 11% to $89 million, but declined 5% to $101 million at UA Independent Agency. LNL Agency’s health premiums were unchanged at $37 million.

Health insurance underwriting margin, excluding Medicare Part D, was unchanged at $44 million. As a percentage of premium, the health underwriting margin was 17%, down from 18%.

First year health premiums, excluding Medicare Part D, grew 33% to $47 million. First year premium from the UA Branch Office was $28 million, a 73% increase, and a 10% increase from second quarter 2006. First year premium at UA Independent Agency declined 3% to $12 million.

Health insurance net sales, excluding Medicare Part D, were $60 million, up 23%. The UA Branch Office was the primary contributor to the growth with net health sales of $41 million, up 61% from the year-ago quarter. The UA Branch Office ended the quarter with 2,973 producing agents, up 8% during the quarter and up 60% from a year ago. Net health sales at UA Independent Agency fell 27% to $12 million.

Increased demand over the past few years for limited benefit supplemental health plans is ongoing as some employers continue to eliminate or reduce their major-medical type group coverage for employees, and as individually written major-medical plans have become less available to consumers who are self-employed or whose employers offer no coverage.

Coverage under Torchmark’s Medicare Part D prescription drug plan for Medicare beneficiaries began January 1, 2006. Premium revenue was $63 million compared with $53 million in the second quarter and $39 million in the first quarter. Enrollment for the 2006 plan ended May 15, 2006 except for enrollees who turned age 65 after that date. Marketing for the 2007 plan year will begin November 15, and end December 31, 2006. Details of the Company’s plan are at www.uamedicarepartd.com. Medicare Part D underwriting results are summarized in the following chart:

	Quarter Ended September 30, 2006 (dollars in millions)	% of Premium
Premium	$63.4
Policy obligations	(47.9)	76
Administrative fees	(5.1)	8
Net amortization of DAC	(1.9)	3

Underwriting income	$8.5	13

Actual Part D benefit costs have been lower than expected since the inception of the program January 1, 2006. Through the second quarter Torchmark expensed benefits based on its original ultimate expected benefit ratio of 80% for the year because it was still unclear how benefit experience would trend in the last half of the contract year. Actual results through the third quarter indicate that the benefits for the year will likely be lower for the year than earlier projected. As a result, for the year, the expected loss ratio was lowered to 78%, which resulted in a loss ratio of 76% for the quarter.

For GAAP accounting, Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year, but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark has elected to defer excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP accounting. The Company’s presentation results in the underwriting margin of each quarter reflecting the expected margin for the full year. The Company has reported this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item to Net Income in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

INVESTMENTS – comparing the third quarter 2006 with third quarter 2005:

Excess Investment Income

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and net financing costs. Net financing costs are interest on debt (including trust preferred securities) offset by the income from interest rate swap agreements. Excess investment income per share recognizes the effect of Torchmark’s share repurchase program that uses excess cash flow to repurchase Torchmark shares rather than acquire fixed income investments.

Excess investment income was $80 million, a 1% decline, but a 4% increase on a per-share basis, as detailed in the following table:

	Quarter Ended September 30,
	2006	2005
	(dollars in millions, except per share data)		% Chg.
Net investment income	$160.8	$151.0	6

Required interest:
Interest credited on net policy liabilities	(59.5)	(56.7)	5
Net financing costs:
Interest on debt	(21.3)	(15.2)
Income from interest rate swaps	—	1.4

Total net financing costs	(21.3)	(13.8)	54

Total required interest	(80.8)	(70.5)	14

Excess investment income	$80.0	$80.5	(1)
Per share	$.80	$.77	4

Net investment income increased 6%, lower than the 7% increase in average invested assets at amortized cost, and reflective of the effect of investments acquired in the past three years at lower interest rates than the average interest rate of the investment portfolio as a whole.

Interest credited on net policy liabilities increased 5%, in line with a similar increase in the related net liabilities. Net financing costs increased $7 million, or 54%, to $21 million primarily because of the $370 million of debt and trust preferred securities issued in the second quarter to prefund the November 2 call of $150 million of trust preferred securities and the December 15, 2006 maturity of $180 million of 6.25% debt. The financing costs related to these new issues was $6 million; however, this cost was offset by the $6 million of investment income earned on the net proceeds from the new debt securities. Also affecting financing costs, as previously announced, the Company sold its interest rate swaps in June due to expected declining income from them. As a result, there was no income from swaps in this quarter compared with $1 million in the year-ago quarter. A chart containing additional information about Torchmark’s former swap agreements is on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page menu, under Financial Reports. At September 30, 2006, Torchmark’s only variable-rate debt consists of its commercial paper program which totaled $56 million, down from $224 million a year ago.

Investment Portfolio Composition at September 30, 2006:

At September 30, 2006, the market value of Torchmark’s fixed maturity portfolio was $9.170 billion, $252 million higher than amortized cost of $8.918 billion. This net unrealized gain is composed of $337 million gross unrealized gains, and $85 million gross unrealized losses. At amortized cost, 92.1% of fixed maturities (92.3% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 95% of total invested assets, earned an annual effective yield of 7.1% during the third quarter of 2006, a slight increase over the 7.0% in the second quarter. Acquisitions of fixed maturity investments during the quarter totaled $194 million at cost, with an average annual effective yield of 7.2%, an average life of 21.8 years and average rating of BBB+, compared with an effective yield of 5.3% and average life of 7.8 years in the year-ago quarter. Yields on investments acquired during the quarter exceeded the yields on the entire fixed maturity portfolio for the first time since the first quarter of 2003.

Realized Capital Gains and Losses – during the quarter ended September 30, 2006:

The total net realized capital losses were $4.9 million after taxes compared with net realized gains of $0.8 million in the year-ago quarter. The losses resulted primarily from a tendered bond.

Call of Trust Preferred Securities:

On September 29, 2006, Torchmark announced that effective November 2, 2006, it is calling $150 million (six million shares) of 7 3/4% trust preferred securities that had been issued through its Delaware business trusts, Torchmark Capital Trusts I and II. The redemption price is $25.00 per security.

SHARE REPURCHASE – during the quarter ended September 30, 2006:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 680 thousand shares of Torchmark Corporation common stock for a total cost of $41 million ($60.44 average cost per share). At September 30, 2006, there were 98.3 million Torchmark shares outstanding, 99.9 million on a diluted basis.

OTHER FINANCIAL INFORMATION:

Financial Accounting Standard 115 requires the adjustment of fixed maturities available for sale to fair value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair value of these assets due primarily to interest rate fluctuations. Torchmark management and most industry analysts, rating agencies and lenders, prefer to view the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment for two reasons: (1) the period-to-period changes in market value are primarily the result of changes in market interest rates and economic conditions outside the control of management, and (2) about 63% of Torchmark’s fixed maturities support interest-bearing liabilities, primarily the net policy liabilities. GAAP does not permit a corresponding adjustment of the liabilities to market value, which results in an accounting mismatch that can be material to shareholders’ equity. Therefore, management removes the effect of FAS 115 when analyzing balance-sheet based ratios and financial measures.

Management believes that investors can equally benefit from viewing these data. In the tables below are shown several financial ratios and measures excluding FAS 115, as well as the closest corresponding GAAP ratio and measure.

	Non-GAAP Excluding FAS 115 Adj. at Sept. 30,		FAS 115 Adjustment at Sept. 30,		GAAP at Sept. 30,
	2006	2005	2006	2005	2006	2005
Net income as a return on equity (YTD)	—	—			15.1%	14.6%
Net operating income* as a return on equity (YTD)	15.8%	16.1%			—	—

Total assets (in millions)	$14,696	$14,211	$240	$450	$14,935	$14,661
Shareholders’ equity (in millions)	$3,209	$3,067	$156	$292	$3,365	$3,360
Book value per share	$32.11	$29.39	$1.55	$2.80	$33.66	$32.19
Debt to capital ratio	25.6%	22.9%			24.7%	21.4%

*	Net operating income is a non-GAAP number that is defined and reconciled to GAAP Net Income on page 2 of this release.

	Quarter Ended September 30, (dollars in millions)
	2006	2005
Total revenue	$837.9	$769.0
Net sales	$133.2	$113.4

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at Financial Reports.

Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent Forms 10-Q, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its third quarter 2006 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) tomorrow, October 19, 2006. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the

Conference Calls on the Web icon, or at www.PRNewswire.com/news at the Multimedia Menu at Conference Calls on the Web. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page of the Torchmark website at the Financial Reports icon.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental health insurance.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com